Exhibit 8.1

September 11, 2012

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, New York 11050

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the offering by Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), of shares of its 7.25% Series B Cumulative Redeemable Preferred Stock (the “Preferred Stock”), pursuant to a registration statement on Form S-3 (File No. 333-179956) filed with the Securities and Exchange Commission and effective on May 2, 2012 (the “Registration Statement”) as described in the Prospectus Supplement dated September 11, 2012 (the “Prospectus Supplement” and, together with the Prospectus dated May 2, 2012, the “Prospectus”). All capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Underwriting Agreement dated September 11, 2012, by and among the Company, Cedar Realty Trust Partnership, L.P. (the “Operating Partnership”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Representatives of each of the several Underwriters listed on Schedule A thereto.

In rendering the opinions expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement and the Prospectus; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Agreement of Limited Partnership of

September 11, 2012

Cedar Realty Trust Partnership, L.P., as amended; (iv) the memorandum drafted by FTI Consulting and dated November 8, 2011 analyzing whether the Company’s property sales in 2011 constituted prohibited transactions and (v) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of an officer of the Company (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds, or has held, a direct or indirect interest. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company has engaged in, and may in the future engage in, transactions in connection with which we have not provided legal advice, have not reviewed, and of which we may be unaware. We have, therefore, assumed and relied on your representations that the information, statements and descriptions of the Company’s and the Operating Partnership’s businesses, properties, and activities (including as it relates to entities in which the Company holds, or has held, a direct or indirect interest) as described in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion, and that the Company, the Operating Partnership, and the entities in which the Company holds, or has held, a direct or indirect interest at all times have been and will be organized and operated in accordance with the terms of their governing documents. We have assumed that such statements, representations and descriptions are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and descriptions. Any material change or inaccuracy in the facts referred to, set forth, or assumed in the Officer’s Certificate or in any other documents may affect our conclusions set forth herein.

September 11, 2012

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of all representations, warranties and written statements.

Based upon and subject to the foregoing, we are of the following opinions:

1.	Commencing with its taxable year ended December 31, 1998, the Company has been operated in conformity with the requirements for qualification as a real estate investment trust under the Code, and its actual method of operation through the date of the opinion and its proposed method of operation, as described in the Registration Statement, the General Disclosure Package and the Prospectus and as represented by the Company, will enable the Company to continue to so qualify for its taxable years ending December 31, 2012 and thereafter.

2.	The information in the Prospectus Supplement under “Material Federal Income Tax Considerations,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions is correct in all material respects.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over

September 11, 2012

such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet – through actual annual operating results – the requirements under the Code regarding income, distributions, and diversity of stock ownership. Because the Company’s satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

This opinion is furnished to you solely for use in connection with the offering of the Preferred Stock pursuant to the Prospectus. We hereby consent to the filing of this opinion as Exhibit 8.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP